Filed Pursuant to Rule 433
Registration No. 333-202354

BANK OF AMERICA CORPORATION

MEDIUM-TERM NOTES, SERIES M

$750,000,000

FLOATING RATE SENIOR NOTES, DUE JANUARY 2023

FINAL TERM SHEET

Dated January 17, 2017

Issuer:	Bank of America Corporation
Ratings of this Series:	Baa1 (Moody’s)/BBB+ (S&P)/A (Fitch)
Title of the Series:	Floating Rate Senior Notes, due January 2023 (the “Notes”)
Aggregate Principal Amount Initially Being Issued:	$750,000,000
Issue Price:	100.00%
Trade Date:	January 17, 2017
Settlement Date:	January 20, 2017 (T+3)
Maturity Date:	January 20, 2023
Ranking:	Senior
Minimum Denominations:	$2,000 and multiples of $1,000 in excess of $2,000
Day Count Fraction:	Actual/360
Base Rate:	Three-Month LIBOR (Reuters Page LIBOR01)
Index Maturity:	90 days
Spread:	116 basis points
Interest Payment Dates and Interest Reset Dates:	January 20, April 20, July 20, and October 20 of each year, beginning April 20, 2017, subject to adjustment in accordance with the modified following business day convention (adjusted).
Interest Periods:	Quarterly
Interest Determination Dates:	Second London banking day prior to applicable Interest Reset Date
Listing:	None
Lead Manager and Sole Book-Runner:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
Senior Co-Managers:

ANZ Securities, Inc.

BBVA Securities Inc.

Danske Markets Inc.

HSBC Securities (USA) Inc.

ING Financial Markets LLC

Lloyds Securities Inc.

Mizuho Securities USA Inc.

MUFG Securities Americas Inc.

nabSecurities, LLC

Natixis Securities Americas LLC

Nykredit Bank A/S

Rabo Securities USA, Inc.

RBC Capital Markets, LLC

RBS Securities Inc.

Santander Investment Securities Inc.

Scotia Capital (USA) Inc.

SG Americas Securities, LLC

Standard Chartered Bank

UniCredit Capital Markets LLC

Junior Co-Managers:	Academy Securities, Inc. Samuel A. Ramirez & Company, Inc. Siebert Cisneros Shank & Co., L.L.C. The Williams Capital Group, L.P.
CUSIP: ISIN: Concurrent Offering:

06051GGH6

US06051GGH65

$1,500,000,000 3.124% Fixed/Floating Rate Senior Notes, due January 2023

$2,500,000,000 3.824% Fixed/Floating Rate Senior Notes, due January 2028

$2,000,000,000 4.443% Fixed/Floating Rate Senior Notes, due January 2048

The settlement of the Notes is not contingent on the settlement of any of the concurrent offerings.

Optional Redemption:

The Issuer may redeem the Notes, at its option, in whole, but not in part, on January 20, 2022, upon at least 10 business days’ but not more than 60 calendar days’ prior written notice to holders of the Notes, at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest, if any, thereon, to but excluding, the redemption date.

Notwithstanding the foregoing, any interest on Notes being redeemed that is due and payable on an Interest Payment Date falling on or prior to a redemption date for such Notes will be payable on such Interest Payment Date to holders of such Notes being redeemed as of the close of business on the relevant record date according to the terms of the Notes and the Senior Indenture.

Unless the Issuer defaults on payment of the redemption price, interest will cease to accrue on the Notes on the redemption date.

Bank of America Corporation (the “Issuer”) has filed a registration statement (including a pricing supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the lead manager will arrange to send you the pricing supplement, the prospectus supplement, and the prospectus if you request them by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll free at 1-800-294-1322. You may also request copies by e-mail from fixedincomeir@bankofamerica.com or dg.prospectus_requests@baml.com.

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